Exhibit 10.1

RESEARCH AND SERVICES AGREEMENT

THIS RESEARCH AND SERVICES AGREEMENT (together with the attached Statement of Work, Deliverables and Payment, the “Agreement”) is made as of February 3, 2020 (the “Effective Date”) by and between ONOTELIC, INC., a Delaware corporation (“Oncotelic”) and GOLDEN MOUNTAIN PARTNERS, LLC, a California limited liability company (“GMP”).

1. Background and Agreement Structure. The parties hereby enter into a contractual partnership with respect to certain research of the “coronavirus.” The parties intend for any research results to be “gifted” to the government of The People’s Republic of China. (The two foregoing sentences express the parties’ “Purpose” in entering this Agreement.) Oncotelic will perform all research under this Agreement, as set forth herein (collectively, the “Services”). GMP agrees to pay Oncotelic for its Services.

This Agreement contains the general terms and conditions under which Oncotelic will perform the Services and GMP will compensate or reimburse Oncotelic for such Services. The attached Statement of Work, Deliverables and Payment (“SOW”) sets forth the specifics of the Services, deliverables to be delivered by Oncotelic and the milestones upon which compensation and/or reimbursement will be made to Oncotelic by GMP.

2. Services.

2.1	Provision of Services. Oncotelic agrees to provide all Services identified in the SOW: (a) promptly, and (b) at such times and at such places as mutually agreed upon by GMP and Oncotelic with Oncotelic agreeing to make every effort to comply with timeframes reasonably set forth on the SOW.

2.2	No Subcontracting. At no time shall Oncotelic subcontract the performance of any of the Services, except to an Affiliate of Oncotelic. “Affiliate” means, with respect to each party to this Agreement, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with that party. As used in this Section 2.2, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

3. Representations and Warranties by Oncotelic. Oncotelic makes the following representations and warranties, and agrees to notify GMP in writing immediately upon any future breach of these representations and warranties:

3.1	Organization of Oncotelic. Oncotelic is and will remain a corporation organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.2	Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of Oncotelic, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.3	Absence of Other Contractual Restrictions. Oncotelic is under no contractual or other obligation or restriction that is inconsistent with Oncotelic’s execution or performance of this Agreement. Oncotelic will not enter into any agreement, either written or oral, that would conflict with Oncotelic’s responsibilities under this Agreement.

3.4	Conflicts with Rights of Third Parties. To the best of Oncotelic’s knowledge, the provision of Services under this Agreement will not violate any patent, trade secret or other proprietary or intellectual property right of any third party.

4. Compensation. As full consideration for the Services rendered under the SOW, GMP will automatically pay Oncotelic in accordance with the terms in the SOW and Oncotelic shall not be required to do anything further in order to earn such payments. All payments shall be made in US Dollars.

5. Revenue Sharing. Although the parties intend and agree that this Agreement is not intended for profit or to make or generate a profit to or for either party, in the event revenues are generated from the sale, distribution or other assignment of rights (collectively, “Sales”) as a result of the Purpose or Services hereunder, Oncotelic and Golden Mountain shall each be entitled to fifty percent (50%) of the net income from such Sales. Specific accounting with respect to such revenue sharing rights of the parties shall be further negotiated and agreed to by the parties in good faith.

6. Proprietary Rights.

6.1	Materials. All documentation, information, and biological, chemical and other materials controlled and furnished by Oncotelic in performance of the Services (collectively, the “Materials”) and all associated intellectual property rights will remain the exclusive property of Oncotelic, and no transfer or license of rights therein to any party is hereby granted or implied. It is understood by the parties that Oncotelic will use Materials only as necessary to perform the Services.

6.2	Deliverables. Discoveries, results, ideas, designs, processes, methods, techniques, compounds, formulations, products, information, data, documentation, reports, research, creations and other deliverables that are created or generated by Oncotelic in the performance of the Services are collectively referred to herein as the “Deliverables.” Oncotelic and Golden Mountain shall have joint ownership of the Deliverables.

Oncotelic will retain full ownership rights in and to all inventions, processes, know-how, templates, programs and other materials, technologies and intellectual property rights developed or obtained or licensed from third parties by Oncotelic and its Affiliates prior to or independent of the performance of its obligations under this Agreement (“Oncotelic Property”), and any improvements on enhancements thereto that are generated during the course of performing the Services and no transfer of rights or license therein is hereby granted or implied to any party, including, but not limited to GMP.

7. Confidentiality Obligations.

7.1	Definitions.

“Agents” means, with respect to either party, its officers, employees and agents who have a need to know to further the Purpose, and such party’s attorneys. For avoidance of doubt, “Agents” does not include Directors of the party.

“Confidential Information” includes, without limitation, all written, oral or other information and materials concerning the party disclosing such information (the “Disclosing Party” and/or its business, clients, partners, joint ventures and Affiliates, whether prepared by Disclosing Party, its Agents or otherwise, which shall be (or shall have been) provided or disclosed by or on behalf of Disclosing Party to the other party (each, a “Receiving Party”) or its Agents in the course of its discussions with Receiving Party regarding this Agreement or the Purpose (or obtained by Receiving Party or its Agents through inspection or observation of the properties, facilities or operations of Disclosing Party), including but not limited to activities undertaken by such party, technical, scientific, business, financial and other information, data and materials relating to drug applications, patent applications, products and proposed products, ideas, inventions, techniques, algorithms, programs (whether in source code or object code form), hardware, designs, schematics, drawings, trade secrets, know-how, processes, proposed processes, formulations, manufacturing technology, contracts, clinical and pre-clinical data and dossiers, business relationships, suppliers, customers, employees, investors, marketing strategies, distribution strategies and any and all other similar information, data and materials(together with all communications, data, reports, analyses, compilations, studies, interpretations, records, notes, or other materials or information prepared by Receiving Party or any of its Agents or activities undertaken by Receiving Party or any of its Agents, that contain or otherwise reflect or are based upon, in whole or in part, any Confidential Information of Disclosing Party or that reflect the Services or Purpose.

Confidential Information includes the circumstances, facts and activities relating to, regarding and/or surrounding and arising out of this Agreement, the Purpose and the Services.

Confidential Information shall also include the existence or terms of this Agreement, the existence or substance of communications between the parties relating to this Agreement, the Purpose and/or the Services, and any matters relating to the foregoing. As used herein, each of Disclosing Party and Receiving Party shall include its Affiliates. In addition, for the avoidance of doubt, this Agreement shall apply to and cover the Confidential Information of Disclosing Party’s Affiliates.

7.2	Non-Disclosure.

(a) Receiving Party shall: (a) hold and maintain in strict confidence all Confidential Information (including Confidential Information of the Disclosing Party), and shall use the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of Confidential Information (including Confidential Information of the Disclosing Party); and (b) not disclose any Confidential Information and Confidential Information of Disclosing Party to any person other than to those Agents of Receiving Party who (i) strictly need to know the Confidential Information or Confidential Information of the Disclosing Party in furtherance of, or to accomplish the Purpose; (ii) shall be advised by Receiving Party of the terms of this Agreement; and (iii) are bound by restrictions regarding disclosure and use of such Confidential Information comparable to and no less restrictive than those set forth herein. Receiving Party shall be responsible for the breach of any of the terms hereof by any of its Agents.

Notwithstanding the foregoing, Oncotelic acknowledges that GMP must have the right to disclose Confidential Information to government officials or agencies of The People’s Republic of China and Oncotelic hereby agrees that GMP has the right hereunder to disclose Confidential Information to such government officials or agencies of The People’s Republic of China as GMP, in its sole discretion, deems is in the parties’ best interest or necessary to disclose in furtherance of or to accomplish the Purpose.

Except as otherwise permitted in this Section 7.2, neither party shall directly or indirectly by any means or manner whatsoever publicize, disclose, urge, encourage, cooperate in, cause or permit the disclosure to any person or entity other than an Agent of such party who strictly needs to know such information in furtherance of or to accomplish the Purpose: (A) the circumstances, facts or activities relating to, regarding and/or surrounding or arising out of this Agreement, the Services or the Purpose, or (B) the existence or terms of this Agreement, the Services or the Purpose, the existence or substance of discussions between the parties relating to this Agreement, the Services or the Purpose, and any matters relating to the foregoing. Except as otherwise permitted in this Section 7 and as reserved to GMP, in response to any inquiry regarding a party’s knowledge of the Purpose or the Services, such party shall state only that it has no comment.

(b) Receiving Party and its Agents shall not (a) copy, duplicate, extract or otherwise reproduce by any means, all or any part of the Confidential Information or Confidential Information of the Disclosing Party (except as necessary to accomplish the Purpose), nor (b) decompile, disassemble, reverse engineer, or determine the physical or chemical properties of any Confidential Information of Disclosing Party or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Confidential Information of Disclosing Party or any portion thereof. Upon termination of this Agreement (or upon request by either party hereto), Receiving Party shall (c) cease using the Confidential Information or Confidential Information of Disclosing Party for any purpose (including the Purpose) and (d) return to Disclosing Party (or destroy at Disclosing Party’s sole election) all materials in any form containing or reflecting any Confidential Information of Disclosing Party in the possession or control of Receiving Party or any of its Agents. In the case of Confidential Information stored in electronic form, the Receiving Party shall ensure that such Confidential Information is permanently erased. Notwithstanding the foregoing, the Receiving Party may retain one copy of Confidential Information to the extent required to be maintained pursuant to applicable law or to satisfy the Receiving Party’s record retention obligations. Furthermore, Confidential Information that is electronically stored may be retained on back-up servers if it is not intentionally made available to any person, and is deleted in accordance with the Receiving Party’s normal policies with respect to the retention of electronic records. Notwithstanding the return or destruction of any Confidential Information, or documents or material containing or reflecting any Confidential Information, the parties will continue to be bound by their obligations of confidentiality and other obligations hereunder in accordance with this Section 7.

7.3. In the event that Receiving Party is requested or required (by subpoena, civil investigative demand or other process) to disclose any Confidential Information of Disclosing Party, Receiving Party shall provide Disclosing Party with prompt written notice of any such request or requirement. Should Receiving Party be compelled by such legal process to disclose Confidential Information, Receiving Party may disclose only that portion of the Confidential Information which it is compelled to disclose. Receiving Party shall cooperate with Disclosing Party, at the Disclosing Party’s sole cost and expense, in any attempt that Disclosing Party may make to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information.

8. Exclusive Dealing.

8.1. GMP shall have the exclusive right to disclose, negotiate with and discuss commercialization of the Deliverables, or any drug or therapeutic arising out of the Deliverables, with the government of The People’s Republic of China, or with any other interested third parties.

8.2. Neither party shall have the right to offer for sell, sell, distribute, offer to distribute, manufacture, or offer to manufacture any Deliverable or any drug or therapeutic arising out of the Deliverables, with any third party, or to assist any third party to do any of the foregoing, without mutual consent and participation of the other party.

9. Expiration and Termination.

9.1	Expiration. This Agreement will expire on the later of (a) one (1) year from the Effective Date or (b) the completion of all Services under the last SOW executed by the parties prior to the first anniversary of the Effective Date. Unless earlier terminated in accordance with Section 8.2, below, this Agreement will renew automatically for successive one (1) year terms commencing upon the expiration of the initial term.

9.2	Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither Oncotelic nor GMP will have any further obligations under this Agreement, except that:

(a) Each party will promptly return to the other party all copies of all Confidential Information of the other party in such party’s possession or control that relate to this Agreement or, if this entire Agreement has not expired or been terminated, under any Work Order which has been terminated or has expired; and

(b) the terms, conditions and obligations under Sections 5, 6, 7, 8 and 10 will survive any such termination or expiration of this Agreement, and the terms, conditions and obligations under Section 7 will survive (and continue in full force and effect) in perpetuity.

10. Miscellaneous.

10.1	Independent Contractor. All Services will be rendered by Oncotelic as an independent contractor and this Agreement does not create an employment relationship, partnership or joint venture between GMP and Oncotelic. Oncotelic will not in any way represent itself to be a partner or joint venturer of or with GMP.

10.2	Use of Names. Neither party has the right to use the other party’s name or the names of the other party’s employees in any advertising, sales promotional material or press release without prior written permission of the other party, except to the extent such disclosure is reasonably necessary for (a) regulatory filings, including filings with the U.S. Securities Exchange Commission or FDA, (b) prosecuting or defending litigation, and (c) complying with (i) applicable governmental regulations and legal requirements and (ii) the requirements of any stock exchange or stock listing entity.

10.3	Notices. All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure. Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) in the case of domestic deliveries, one (1) business day, and in the case of international deliveries, two (2) business days, after sending by nationally recognized overnight delivery service.

10.4	Assignment. This Agreement may not be assigned or transferred, in whole or in part, by Oncotelic. Notwithstanding the foregoing, GMP may transfer or assign this Agreement, in whole or in part to an Affiliate, upon the consent of Oncotelic, which shall not be unreasonably withheld, conditioned or delayed; and provided that all obligations of GMP are assumed by the assignee.

10.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between GMP and Oncotelic with regard to such subject matter. In the event of any conflict, discrepancy, or inconsistency between this Agreement and the SOW, the terms of the SOW will control as to matters of medicine and science and the Agreement will control for all other matters, unless the SOW explicitly states that its terms are meant to supersede specific terms of this Agreement.

10.6	No Modification. This Agreement and the SOW may be changed only by a writing signed by an authorized representative of each party.

10.7	Severability; Reformation. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction. The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.

10.8	Governing Law. This Agreement will be construed and interpreted and its performance governed by the laws of California, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

10.9	Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute waivers.

10.10	Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other form of electronic transmission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GOLDEN MOUNTAIN PARTNERS, LLC		ONCOTELIC, INC.

By	/s/ Clinton Teng	By	/s/ Vuong Trieu
Print Name	Clinton Teng	Print Name	Vuong Trieu
Title	Owner’s Representative	Title	CEO

[research and services agreement]

statement of work, deliverables and payments no. 1

THIS STATEMENT OF WORK, DELIVERABLES AND PAYMENT NO. 1 (the “SOW”) is by and between Golden Mountain LLC (“GMP”) and Oncotelic, Inc. (the “Oncotelic”), and upon execution will be incorporated into the Research and Services Agreement between GMP and Oncotelic dated February 3, 2020 (the “Agreement”). Capitalized terms in this Work Order will have the same meaning as set forth in the Agreement.

1. Services. Oncotelic will perform the following:

1)	AI/Supercomputing team:

a.	Deliverable: build AI model around #infection, #mortality,#cure to define the best predictive model of disease progression. This will allow us to dissect whether there are two strains or one strain of the virus.
b.	Relate the spread with transportation– air and train- to see which transportation mode is being use for the spread of the virus
c.	Use the model to predict choke points to stop the virus spread

2)	Therapeutic Antisense team:

a.	Deliverable: Define the Antisense drug sequence with the best chance of inhibiting the virus. This will be done by accomplish by:

i.	comparing sequence of SARS, MERS, and Wuhan to define the optimal target sequence
ii.	Use our technology platform to define drug sequence with the best drug properties ie. kinetic, Thermal melting point, no CG island, safety.

3)	Preclinical/Clinical team:

a.	Deliverable: Define the optimal evaluation pathway for going into human as package to deliver to FDA. Laying out:

i.	Tests to be done once the sequence define and manufacturing started
ii.	In vitro and animal tests to be done
iii.	Labs/collaborators/ KOLs to utilize for testing
iv.	Budget/Timeline
v.	Supporting safety data to allow for short safety testing

4)	Drug Product team:

a.	Deliverable: Define the best manufacturing route for the drug

i.	Synthetic pathway
ii.	Recommend CDMO to use
iii.	Budget/Timeline

2. Deliverables

●	An AI model to accurately determine if there is a more severe strain of the coronavirus which will have a different gene sequencing to the published strain. Thus, the more severe strain will require Oncotelic to create an antisense drug substance which is completely different from the one to inhibit the published strain.
●	Creation of the formula for the coronavirus Wuhan antisense drug and gene sequencing for the antisense drug substance, including synthetic pathway and protocols for manufacturing, to inhibit the published strain of coronavirus. Initiate CDMO identification and collaboration to put in place manufacturing procedure for manufacturing of the drug substance. Also to provide onsite support to CDMO.
●	Creation of a dossier supporting a proposed safety evaluation pathway of the drug substance for Chinese FDA to allow drug substance to enter clinical trials in China expeditiously. file necessary documentation and create optimal evaluation pathway to CFDA to satisfy clinical requirements and to prepare/ready the drug substance for clinical trials in China.

3. Completion. The Services will be completed

●	Agreement Execution: February 3, 2020
●	Deliverables Delivered by Oncotelic: February 28, 2020 (4 weeks after Agreement execution date)

5.       Compensation. The compensation due for the Services rendered pursuant to this SOW shall not exceed Three Hundred Thousand Dollars ($300,000 USD) and will be paid according to the percentage per milestone, as follows:

●	On or before the date of full execution of the Agreement: $150,000 USD
●	1 week prior to delivery of Deliverables by Oncotelic: $100,000 USD
●	Delivery of Deliverables by Oncotelic: $50,000 USD

WORK ORDER AGREED TO AND ACCEPTED BY:

GOLDEN MOUNTAIN PARTNERS, LLC		ONCOTELIC, INC.

By	/s/ Clinton Teng	By	/s/ Vuong Trieu
Print Name	Clinton Teng	Print Name	Vuong Trieu
Title	Owner’s Representative	Title	CEO